                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                          BALL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                     [LOGO]

                                BALL CORPORATION
              10 LONGS PEAK DRIVE, BROOMFIELD, COLORADO 80021-2510
                                 -------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD WEDNESDAY, APRIL 28, 1999
                                 -------------

    The Annual Meeting of Shareholders of Ball Corporation will be held at the Corporation's offices, 10 Longs Peak Drive, Broomfield, Colorado, on Wednesday, April 28, 1999, at 9:00 a.m. (MDT) for the following purposes:

    1. To elect three directors for three-year terms expiring at the Annual Meeting of Shareholders to be held in 2002;

    2. To ratify the appointment of the firm of PricewaterhouseCoopers LLP as independent public accountants for 1999; and

    3. To transact any other business as properly may come before the meeting, although it is anticipated that no business will be conducted other than the matters listed above.

    Only holders of Common Stock of record at the close of business March 1, 1999, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

    A Proxy Statement appears on the following pages. A copy of the Annual Report for 1998 is being mailed to you with this Notice of Annual Meeting of Shareholders and Proxy Statement.

                        By Order of the Board of Directors

                                                         Elizabeth A. Overmyer
                                                          CORPORATE SECRETARY

March 15, 1999
Broomfield, Colorado
                             YOUR VOTE IS IMPORTANT
              YOU ARE URGED TO DATE, SIGN AND RETURN PROMPTLY YOUR PROXY IN THE ENCLOSED ENVELOPE.
                           __________________________
  PLEASE NOTE: THE 1999 ANNUAL MEETING WILL BE HELD TO TABULATE THE VOTES CAST
    AND TO REPORT THE RESULTS OF VOTING ON THE TWO ITEMS DESCRIBED ABOVE. NO
                                 PRESENTATIONS
             OR OTHER BUSINESS MATTERS ARE PLANNED FOR THE MEETING.

                                     [LOGO]
 BALL AND      ARE TRADEMARKS OF BALL CORPORATION, REG. U.S. PAT. & TM. OFFICE

                                BALL CORPORATION
              10 LONGS PEAK DRIVE, BROOMFIELD, COLORADO 80021-2510

                                 -------------

                                PROXY STATEMENT
                                 MARCH 15, 1999

                                 -------------

                         ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD WEDNESDAY, APRIL 28, 1999

                                 -------------

To Shareholders of Ball Corporation:

    This Proxy Statement and the accompanying proxy card are furnished to shareholders in connection with the solicitation by the Board of Directors of Ball Corporation of proxies to be voted at the Annual Meeting of Shareholders to be held April 28, 1999, for the purposes stated in the accompanying notice of the meeting.

    A shareholder of the Corporation who has executed and returned a proxy may revoke it at any time before it is voted, but only by executing and returning to the Corporate Secretary at 10 Longs Peak Drive, Broomfield, Colorado 80021-2510, a proxy bearing a later date, by giving written notice of revocation to the Corporate Secretary, or by attending the meeting and voting in person. Attendance at the meeting does not, by itself, revoke a proxy.

                  VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

    At the close of business on March 1, 1999, there were outstanding and entitled to vote 30,224,047 shares of Common Stock (including the associated preferred stock purchase rights under the Rights Agreement dated as of January 24, 1996, between the Corporation and The First National Bank of Chicago). Each share of Common Stock is entitled to one vote. Shareholders do not have cumulative voting rights with respect to the election of directors.

    Based on Schedule 13G filings received to date, the following table indicates the beneficial owners of more than 5 percent of the Corporation's outstanding Common Stock:

  TITLE OF              NAME AND ADDRESS                  SHARES
   CLASS              OF BENEFICIAL OWNER           BENEFICIALLY OWNED    PERCENT OF CLASS
------------  ------------------------------------  -------------------  -------------------

   Common     Mellon Bank Corporation                    2,131,314                  7.05
              (and certain of its subsidiaries)     (sole voting power
              One Mellon Bank Center                 1,273,039 shares;
              Pittsburgh, Pennsylvania 15258        shared voting power
                                                      697,175 shares)
                                                     (sole dispositive
                                                           power
                                                     1,344,557 shares;
                                                    shared dispositive
                                                           power
                                                      755,975 shares)

   Common     Sasco Capital, Inc.                        1,940,129                  6.42
              10 Sasco Hill Road                     (sole dispositive
              Fairfield, Connecticut 06430                power)
                                                    (sole voting power
                                                     1,184,243 shares)

    The following table lists the beneficial ownership, as of the close of business on March 1, 1999, of Common Stock of the Corporation, of director nominees, continuing directors, the Chief Executive Officer and the four other most highly compensated executive officers and, as a group, of such persons and other executive officers. Unless otherwise noted, the beneficial owner has sole voting and investment power.

                             NAME OF                       SHARES
TITLE OF CLASS          BENEFICIAL OWNER           BENEFICIALLY OWNED(1)      PERCENT OF CLASS
---------------  -------------------------------  ------------------------  ---------------------
    Common       Frank A. Bracken                           364,915(2)                 1.21
    Common       Howard M. Dean                               8,121(3)                  .03
    Common       John T. Hackett                              4,408                     .01
    Common       R. David Hoover                             93,714(4)                  .31
    Common       John F. Lehman                               8,532                     .03
    Common       George A. Matsik                            55,191(5)                  .18
    Common       Ruel C. Mercure, Jr.                        11,911                     .04
    Common       Jan Nicholson                               16,065                     .05
    Common       Raymond J. Seabrook                         33,173(6)                  .11
    Common       George A. Sissel                           188,144(7)                  .62
    Common       William P. Stiritz                         407,864(8)                 1.35
    Common       Stuart A. Taylor II                              0                     .00
    Common       David A. Westerlund                         36,702(9)                  .12
    Common       All of the above and present             1,320,048                    4.37
                   executive officers as a
                   group (16)

--------------------------

(1) Full voting and dispositive power, unless otherwise noted.

(2) Includes 82,433 shares held in trust for the estate of another family member for which Mr. Bracken, as cotrustee, has sole voting and shared investment power, and 6,220 shares owned by his wife, as to which he disclaims beneficial ownership.

(3) Includes 250 shares owned by Mr. Dean's wife, as to which he disclaims beneficial ownership.

(4) Includes 1,327 shares owned by Mr. Hoover's wife and 4,770 shares held in trust for Mr. Hoover's wife, all as to which he disclaims beneficial ownership, and 50,172 shares which he may acquire during the next 60 days upon the exercise of stock options.

(5) Includes 25,502 shares which Mr. Matsik may acquire during the next 60 days upon the exercise of stock options.

(6) Includes 10,695 shares which Mr. Seabrook may acquire during the next 60 days upon the exercise of stock options.

(7) Includes 10,000 shares owned by Mr. Sissel's wife, as to which he disclaims beneficial ownership, and 109,339 shares which he may acquire during the next 60 days upon the exercise of stock options.

(8) Includes 100,000 shares owned by Mr. Stiritz' wife, as to which he disclaims beneficial ownership.

(9) Includes 18,501 shares which Mr. Westerlund may acquire during the next 60 days upon the exercise of stock options.

                             ELECTION OF DIRECTORS

    At their 1985 Annual Meeting, the shareholders adopted the Amended Articles of Incorporation of Ball Corporation, dividing the Board into three classes, as nearly equal in number as possible, with directors serving staggered three-year terms. On April 28, 1999, three persons are to be elected to serve as directors until 2002, or, in each case until his respective successor is elected and qualified. Unless otherwise instructed on the proxy card, the persons named in the accompanying proxy intend to vote for nominees Ruel C. Mercure, Jr., William
P. Stiritz and Stuart A. Taylor II to hold office as directors of the Corporation until the 2002 Annual Meeting of Shareholders, or, in each case until his respective successor is elected and qualified. All nominees have consented to be named as candidates in the Proxy Statement and have agreed to serve if elected. If, for any reason, any of the nominees becomes unavailable for election, the shares represented by proxies will be voted for any substitute nominee or nominees designated by the Board of Directors. The Board has no reason to believe that any of the nominees will be unable to serve.

    All of the directors in Classes I and III, whose terms have not expired, and Ruel C. Mercure, Jr., and William P. Stiritz, two of the director nominees for Class II, were previously elected by the shareholders. The other nominee for Class II, Stuart A. Taylor II, has not been elected by the shareholders. Mr. Taylor was nominated by the Board of Directors on January 27, 1999, to stand, as a director in Class II, for election by the shareholders on April 28, 1999.

    In accordance with Indiana Business Corporation Law, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Abstentions and broker nonvotes are considered neither votes "for" nor "against." Proxies may not be voted for a greater number of persons than the three nominees named.

    Set forth for each director nominee in Class II and for each continuing director in Classes I and III are his principal occupation and employment during the past five years, the period during which he has served as a director and certain other information.

                   DIRECTOR NOMINEES AND CONTINUING DIRECTORS

TO BE ELECTED FOR A TERM OF THREE YEARS UNTIL THE 2002 ANNUAL MEETING (CLASS II)

                         Chairman and Chief       Director since 1996.
                         Executive Officer, CDM   Member, Audit and Finance
                         Optics, Inc., Boulder,   Committees.
                         Colorado, since 1997 and
                         Chairman, WITI           Mr. Mercure is a director
                         Corporation, Boulder,    of Applied Magnetics
                         Colorado, since 1991;    Corp., Goleta,
                         Member of the faculty,   California.
                         University of Colorado,
                         1988 to

                         1996; Owner, Colorado
            [PHOTO]      Venture Management, 1980
                         to 1988; various
                         executive aerospace
                         positions, Ball
                         Corporation, 1956 to
                         1980. Age 67.
  RUEL C. MERCURE, JR.

                         Chairman, Chief Executive Director since 1983.
                         Officer and President,   Member, Audit, Human
                         Agribrands International, Resources and Nominating
                         Inc., St. Louis,         Committees.
                         Missouri, since March
                         1998, and Chairman,      Mr. Stiritz is a director
                         Ralston Purina Company,  of Agribrands Inter-
                         St. Louis, Missouri,
                         since October 1997;
                         Chairman, President and  national, Inc., Ralston
            [PHOTO]      Chief Executive Officer, Purina Company, Angelica
                         1982 to 1997. Age 64.    Corp., Ralcorp Holdings,
                                                  Inc., Reinsurance Group
                                                  of America, Inc., and May
                                                  Department Stores Co.,
                                                  all of St. Louis,
                                                  Missouri, and Vail
                                                  Resorts Inc., Avon,
                                                  Colorado.
   WILLIAM P. STIRITZ

                         Managing Director, CIBC
                         World Markets, Chicago,
                         Illinois, since April
                         1997; Managing Director,
                         Bankers Trust Company,
                         Chicago, Illinois,
                         January 1995 to April
                         1997; Vice President,
                         Bankers Trust Company,
                         July 1993 to January
            [PHOTO]      1995; Vice President,
                         Morgan Stanley & Co.
                         Incorporated, Chicago,
                         Illinois, January 1991 to
                         July 1993; Associate,
                         Morgan Stanley & Co.
                         Incorporated, August 1987
                         to December 1991.
                         Age 38.
   STUART A. TAYLOR II

TO CONTINUE IN OFFICE UNTIL THE 2000 ANNUAL MEETING (CLASS III)

                         Chairman of the Board and Director since 1984. Chief Executive Officer, Member, Executive, Human
                         Dean Foods Company,      Resources and Nominating
                         Franklin Park, Illinois, Committees.
                         since January 1989;
                         President and Chief      Mr. Dean is a director of
                         Executive Officer, 1987  Dean Foods
                         to 1989. Age 61.

                                                  Company, Franklin Park,
            [PHOTO]                               Illinois; Nalco Chemical
                                                  Company, Naperville,
                                                  Illinois; and Yellow
                                                  Corporation, Overland
                                                  Park, Kansas.
     HOWARD M. DEAN

                         Managing General Partner, Director since 1994.
                         CID Equity Partners,     Member, Executive, Human
                         Indianapolis, Indiana,   Resources and Nominating
                         since 1991; Vice         Committees.
                         President of Finance and
                         Administration, Indiana Mr. Hackett is a director University, Bloomington, of Irwin Financial Indiana, 1989 to 1991.
                         Prior to 1989, he served

                         as Executive Vice        Corporation, Columbus,
            [PHOTO]      President, Chief         Indiana; Meridian
                         Financial Officer and    Insurance Group, Inc.,
                         Director of Cummins      Indianapolis, Indiana;
                         Engine Company, Columbus, and Wabash National
                         Indiana. Age 66.         Corp., Lafayette,
                                                  Indiana.
     JOHN T. HACKETT

                         Vice Chairman and Chief  Director since 1996.
                         Financial Officer, Ball  Member, Finance
                         Corporation, since       Committee.
                         January 1998; Executive
                         Vice President and Chief Mr. Hoover is a director
                         Financial Officer, April of ANB Corporation,
                         1997 to January 1998;    Muncie, Indiana, and
                         Executive Vice President, Datum, Inc.,
                         Chief Financial
                         Officer and Treasurer,   Irvine, California.
            [PHOTO]      April 1996 to April 1997;
                         Executive Vice President
                         and Chief Financial
                         Officer, July 1995 to
                         April 1996; Senior Vice
                         President and Chief
                         Financial Officer, August
                         1992 to July 1995; Vice
                         President and Treasurer,
                         September 1988 to August
                         1992; various financial
     R. DAVID HOOVER     positions since 1970. Age
                         53.

                         Managing Director,       Director since 1994.
                         Portfolio Management,    Member, Audit and Finance
                         MBIA Insurance           Committees.
                         Corporation, New York,
                         New York, since February Ms. Nicholson is a
                         1998; Managing Director, director of Rubbermaid Research and Development, Incorporated, Wooster, Capital Markets Assurance Ohio.
                         Corporation
                         (CapMAC), New York, New
            [PHOTO]      York, May 1994 to
                         February 1998; Vice
                         President and Manager of
                         Northeast Department for
                         Citicorp Real Estate, New
                         York, New York, 1990 to
                         1994. Age 53.
      JAN NICHOLSON

TO CONTINUE IN OFFICE UNTIL THE 2001 ANNUAL MEETING (CLASS I)

                         Of Counsel, Bingham      Director since 1995.
            [PHOTO]      Summers Welsh & Spilman, Member, Audit, Executive
                         Attorneys at Law,        and Nominating
                         Indianapolis, Indiana,   Committees.
                         since June 1994; Deputy
                         Secretary, U.S.          Mr. Bracken is a director
                         Department of the        of First Merchants
                         Interior, 1989 to 1993;  Corporation, Muncie,
                         Chairman of the Board,   Indiana.
                         Ball-InCon Glass
                         Packaging Corp., 1987 to
                         1989. Various corporate
                         positions, 1972 to 1987.
                         Age 64.
    FRANK A. BRACKEN

                         Chairman, J. F. Lehman & Director since 1987.
                         Company, New York, New   Member, Finance, Human
                         York, since November     Resources and Nominating
                         1990; Chairman of the    Committees.
                         Board, Sperry Marine
                         Inc., Charlottesville,   Mr. Lehman is a director
                         Virginia, November 1993  of OAO Technol-
                         to May 1996; Managing
                         Director, Investment
                         Banking Division,        ogy Solutions Inc.,
            [PHOTO]      PaineWebber Inc., New    Greenbelt, Maryland, and
                         York, New York, January  Sedgwick Group PLC,
                         1988 to November 1990;   London, England.
                         Secretary of the Navy,
                         Washington, D.C., from
                         February 1981 to April
                         1987. Age 56.
     JOHN F. LEHMAN

                         Chairman and Chief       Director since 1995.
                         Executive Officer, Ball  Member, Executive
                         Corporation, since       Committee.
                         January 1998; Chairman,
                         President and Chief      Mr. Sissel is a director
                         Executive Officer, April of First Merchants
                         1996 to January 1998;    Corporation, Muncie,
                         President and Chief      Indiana.
                         Executive Officer, April
                         1995 to
                         April 1996; Acting
            [PHOTO]      President and Chief
                         Executive Officer, May
                         1994 to April 1995;
                         Senior Vice President,
                         Corporate Affairs;
                         Corporate Secretary and
                         General Counsel, 1993 to
                         1995; Senior Vice
                         President, Corporate
                         Secretary and General
                         Counsel, 1987 to 1993;
                         Vice President, Corporate
                         Secretary
    GEORGE A. SISSEL     and General Counsel, 1981
                         to 1987; various
                         corporate positions, 1970
                         to 1981. Age 62.

                        CERTAIN COMMITTEES OF THE BOARD

    Among the standing committees of the Board of Directors are the Audit, Nominating and Human Resources Committees.

AUDIT COMMITTEE:

    The duties of the Audit Committee are: (a) recommend for nomination by the Board of Directors the independent certified public accountants who shall conduct the annual audit of the Corporation; (b) provide assistance to the Board of Directors in fulfilling its fiduciary responsibilities relating to corporate accounting and reporting practices, including review by the Committee of accounting policies, financial statements, annual audit procedures and results, and general financial disclosure procedures; (c) maintain, through regularly scheduled meetings as well as informal conferences, a direct line of communication with the independent accountants to provide for exchanges of views and information; and (d) review the continuing effectiveness of the Corporation's accounting and operating conflicts of interest policies. Current members of the Audit Committee, none of whom are employees of the Corporation, are Messrs. Stiritz (Chairman), Bracken and Mercure, and Ms. Nicholson. The Audit Committee met three times during 1998.

NOMINATING COMMITTEE:

    The duties of the Nominating Committee are: (a) develop and maintain a list of qualified candidates to fill vacancies on the Board and aid in attracting qualified candidates to the Board; (b) recommend to the Board candidates to fill any vacancies on the Board; (c) recommend to the Board annually a slate of directors to be elected by the shareholders at the Annual Meeting and recommend to the Board the inclusion of the slate in the Proxy Statement; and (d) recommend the compensation for services as director to be paid to nonmanagement directors. Current members of the Nominating Committee are Messrs. Bracken (Chairman), Dean, Hackett, Lehman and Stiritz. The Nominating Committee met once during 1998. The Nominating Committee will consider nominees recommended by shareholders. Any such recommendation should be in writing and addressed to the Corporate Secretary, Ball Corporation, 10 Longs Peak Drive, Broomfield, Colorado 80021-2510.

HUMAN RESOURCES COMMITTEE:

    The duties of the Human Resources Committee are: (a) approve the salaries of all elected corporate officers and other employees of the Corporation, as the Board of Directors may determine and direct from time to time; (b) approve the Corporation's schedule of salary ranges and grades for all salaried employees;
(c) approve the Corporation's schedule for approval signatures to be required for salary and employee status changes; (d) approve the Corporation's incentive compensation program, including its design, participation basis and participation rates, as they apply to all elected corporate officers and other employees of the Corporation as the Board of Directors may determine and direct from time to time; (e) approve major salaried benefit plans, changes, plan additions, terminations, and discontinuations; (f) direct the administration of the Corporation's various stock option plans, stock appreciation rights plans, the restricted stock plans and deferred compensation plans, in accordance with such plans; (g) designate from time to time those officers and other key employees of the Corporation and its subsidiaries to whom option and/or restricted stock awards are to be granted and approve the number of shares to be optioned and/or granted from time to time to any individual; and (h) perform such other functions with respect to employee compensation as may be requested by the Board of Directors. Current members of the Human Resources Committee are Messrs. Dean (Chairman), Hackett, Lehman and Stiritz. The Human Resources Committee met five times during 1998.

                                 BOARD MEETINGS

    The Board of Directors held six meetings during 1998. No director attended less than 75 percent of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees of the Board on which he served.

                             SHAREHOLDER PROPOSALS

    To be eligible for inclusion in the Corporation's Proxy Statement for the 2000 Annual Meeting, proposals of shareholders must be in writing and be received by the Corporate Secretary at the Corporation's principal executive offices, 10 Longs Peak Drive, Broomfield, Colorado 80021-2510, by November 16, 1999.

    If a shareholder desires to bring business before the 2000 Annual Meeting which is not the subject of a proposal submitted for inclusion in the Proxy Statement, he must notify the Corporation in writing by January 30, 2000, or the proposal will be considered untimely, and management's proxies may exercise their discretionary authority to vote previously solicited proxies against such proposal if it is raised at the Annual Meeting.

                             EXECUTIVE COMPENSATION

    The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Corporation of the Chief Executive Officer and each of the next four most highly compensated executive officers of the Corporation (the Named Executive Officers) in office on December 31, 1998:

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM COMPENSATION
                                                                       ---------------------------------
                                                                               AWARDS
                                          ANNUAL COMPENSATION          ----------------------   PAYOUTS
                                  -----------------------------------  RESTRICTED SECURITIES   ---------
    NAME AND PRINCIPAL                                  OTHER ANNUAL     STOCK    UNDERLYING     LTIP        ALL OTHER
         POSITION           YEAR   SALARY    BONUS(1)   COMPENSATION   AWARDS(2)    OPTIONS     PAYOUTS   COMPENSATION(4)
--------------------------  ----  ---------  ---------  -------------  ---------  -----------  ---------  ---------------
George A. Sissel            1998  $ 650,000  $1,108,444                $1,330,000              $ 559,465     $ 126,462
  Chairman and              1997    552,115    796,854                                           221,032       110,114
  Chief Executive Officer   1996    550,000    151,948                                                         114,323

R. David Hoover             1998    365,490    510,888                   875,000                 246,058        95,521
  Vice Chairman and         1997    288,986    421,421                                            93,433       103,403
  Chief Financial Officer   1996    257,876     73,108                                                         107,217

George A. Matsik            1998    359,029    513,194                   875,000                 195,560(3)       32,935
  President (Chief          1997    286,519    382,244                                            58,143        23,567
  Operating Officer,
  Packaging Operations)

Raymond J. Seabrook         1998    220,573    254,843                   420,000                  87,827        37,930
  Senior Vice President,    1997    191,687    216,165                                            33,889        28,274
  Finance                   1996    178,125     38,063                                                          26,409

David A. Westerlund         1998    209,965    240,446                   420,000                  79,127(3)       14,207
  Senior Vice President,    1997    178,702    195,356                                            29,060        10,172
  Administration            1996    147,237     25,612                                                           8,502

------------------------

(1) As noted in the Report of the Human Resources Committee, Ball Corporation uses the term Incentive Compensation rather than Bonus. Also noted in the Report of the Human Resources Committee is the performance level of the Corporation and each of the operating groups in relation to incentive targets and the resulting impact on the "bonus" amounts shown above.

(2) These restricted shares were granted after the acquisition of the assets of the can division of Reynolds Metals Company. This one-time grant was made pursuant to the acquisition-related, special incentive for senior executives, as outlined in the Report of the Human Resources Committee and more fully explained on page 13 of this Proxy. The Restricted Stock restrictions are designed to lapse in increments, based on achievement of performance goals related to the successful integration of the acquired assets and achievement of synergies within the metal beverage operations. If the restrictions do not lapse in such increments, they will not lapse until September 23, 2005.

(3) Pursuant to the plan as outlined in the Report of the Human Resources Committee, part of the award was in Restricted Stock.

(4) The amounts shown in the All Other Compensation column for 1998 consist of the following:

    Mr. Sissel -- above-market interest on deferred compensation account, $85,370; company contribution to Employee Stock Ownership Plan, $1,200; company contribution to Employee Stock Purchase Plan, $1,200; Supplemental Long-Term Disability premium, $2,304; compensation attributable to the split-dollar life insurance program, $36,388.

    Mr. Hoover -- above-market interest on deferred compensation account, $19,150; company contribution to Employee Stock Ownership Plan, $1,200; company contribution to Employee Stock Purchase Plan, $1,200; Supplemental Long-Term Disability premium, $2,304; compensation attributable to the split-dollar life insurance program, $71,667.

    Mr. Matsik -- above-market interest on deferred compensation account, $28,231; company contribution to Employee Stock Ownership Plan, $1,200; company contribution to Employee Stock Purchase Plan, $1,200; Supplemental Long-Term Disability premium, $2,304.

    Mr. Seabrook -- above-market interest on deferred compensation account, $9,343; company contribution to Employee Stock Ownership Plan, $1,200; company contribution to Employee Stock Purchase Plan, $1,200; Supplemental Long-Term Disability premium, $2,304; compensation attributable to the split-dollar life insurance program, $23,883.

    Mr. Westerlund -- above-market interest on deferred compensation account, $9,515; company contribution to Employee Stock Ownership Plan, $1,200; company contribution to Employee Stock Purchase Plan, $1,200; Supplemental Long-Term Disability premium, $2,292.

LONG-TERM INCENTIVE COMPENSATION

STOCK OPTION GRANTS AND EXERCISES

    The following tables present certain information for the Named Executive Officers relating to stock option grants and exercises during 1998 and, in addition, information relating to the valuation of unexercised stock options:

                          STOCK OPTION GRANTS IN 1998

                                                                  PERCENTAGE
                                                                   OF TOTAL
                                                                   OPTIONS
                                                                  GRANTED TO     EXERCISE                    GRANT DATE
                                                       OPTIONS   EMPLOYEES IN   PRICE (PER    EXPIRATION      PRESENT
                        NAME                           GRANTED   FISCAL 1998      SHARE)         DATE         VALUE(4)
----------------------------------------------------  ---------  ------------  -------------  -----------  --------------
George A. Sissel....................................     40,000(1)      5.39    $   35.9375     04/21/08    $    422,700
                                                        100,000(3)     13.47          35.00     09/23/08       1,015,750
R. David Hoover.....................................     10,000(1)      1.35        35.9375     04/21/08         105,675
                                                         15,000(2)      2.02        44.3125     07/22/08         193,988
                                                         80,000(3)     10.78          35.00     09/23/08         812,600
George A. Matsik....................................      8,000(1)      1.07        35.9375     04/21/08          84,540
                                                         15,000(2)      2.02        44.3125     07/22/08         193,988
                                                         80,000(3)     10.78          35.00     09/23/08         812,600
Raymond J. Seabrook.................................      6,000(1)       .81        35.9375     04/21/08          63,405
                                                         25,000(3)      3.37          35.00     09/23/08         253,938
David A. Westerlund.................................      6,000(1)       .81        35.9375     04/21/08          63,405
                                                         25,000(3)      3.37          35.00     09/23/08         253,938

------------------------

(1) Options were granted April 21, 1998, and are exercisable beginning one year after grant and each year thereafter in 25 percent increments.

(2) Options were granted July 22, 1998, and are exercisable beginning one year after grant and each year thereafter in 25 percent increments.

(3) Options were granted September 23, 1998, and are designed to become exercisable in 50 percent, 25 percent and 25 percent increments, after the Corporation's stock has closed for ten consecutive days on the New York Stock Exchange Composite Listing at or above $45, $52 and $60 per share, respectively. If the stock options do not become exercisable based upon attainment of such closing prices, they will not become exercisable until September 23, 2003. It is anticipated that this stock option grant is in lieu of regular stock option grants for the years 1999, 2000 and 2001.

(4) Options with an expiration date of April 21, 2008, have an estimated weighted fair value, at date of grant, of $10.57 per share based on the Black-Scholes option pricing model adapted for use in valuing compensatory stock options under Statement of Financial Accounting Standards No. 123. Under the same methodology, options with an expiration date of July 22, 2008, have an estimated weighted fair value, at date of grant, of $12.93 per share. Options with an expiration date of September 23, 2008, have an estimated weighted fair value, at date of grant, of $10.16 per share. Values under the Black-Scholes model were estimated using the following weighted average assumptions: expected volatility of 26.64 percent; risk-free interest rate of 4.90 percent; expected life of 5.22 years; dividend yield of 1.31 percent; and no adjustments for risk of forfeiture. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. Consequently, there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model.

                   AGGREGATED STOCK OPTION EXERCISES IN 1998
                       AND FISCAL YEAR-END OPTION VALUES

                                                                          NUMBER OF UNEXERCISED        VALUE OF UNEXERCISED
                                                                             OPTIONS HELD AT          IN-THE-MONEY OPTIONS AT
                                                                            DECEMBER 31, 1998          DECEMBER 31, 1998(1)
                                           SHARES ACQUIRED     VALUE    --------------------------  ---------------------------
                  NAME                       ON EXERCISE     REALIZED   EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
----------------------------------------  -----------------  ---------  -----------  -------------  ------------  -------------

George A. Sissel........................            -0-      $     -0-     159,339       185,000    $  3,051,640   $ 2,300,000

R. David Hoover.........................          4,334         79,617      73,172       119,500       1,417,955     1,250,250

George A. Matsik........................            -0-            -0-      35,252       113,750         678,388     1,164,531

Raymond J. Seabrook.....................            700          3,325      18,635        38,000         348,667       460,375

David A. Westerlund.....................          2,081         41,183      23,001        37,500         417,229       449,688

------------------------

(1) Based on the closing price on the New York Stock Exchange -- Composite Transactions of the Corporation's Common Stock on December 31, 1998, of $45.75.

LONG-TERM CASH INCENTIVE

    The following table presents information for the Named Executive Officers concerning the Long-Term Cash Incentive Plan and, in addition, information relating to the estimated future payouts.

          LONG-TERM CASH INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR

                                                                                                ESTIMATED FUTURE PAYOUTS(2)
                                                          NUMBER OF      PERFORMANCE PERIOD  ----------------------------------
                        NAME                              UNITS(1)        UNTIL MATURATION   THRESHOLD     TARGET     MAXIMUM
----------------------------------------------------  -----------------  ------------------  ----------  ----------  ----------

George A. Sissel....................................              0       1/1/97 - 12/31/99  $  223,885  $  447,769  $  895,538

R. David Hoover.....................................              0       1/1/97 - 12/31/99      99,670     205,202     410,404

George A. Matsik....................................              0       1/1/97 - 12/31/99      94,892     195,538     391,076

Raymond J. Seabrook.................................              0       1/1/97 - 12/31/99      36,840      75,551     151,103

David A. Westerlund.................................              0       1/1/97 - 12/31/99      34,810      71,387     142,775

------------------------

(1) Participants are not awarded a number of units. Awards are expressed as a percentage of average annual salary and "bonus" at target during the performance period. However, Named Executive Officers, including the Chief Executive Officer, whose Ball Corporation stock holdings are below the established guidelines, will receive one-half of their award in Ball Corporation Restricted Stock.

(2) Estimated future payouts ("earned awards") are based on Ball's total shareholder return performance, i.e., stock price appreciation plus dividends, over three-year performance cycles which begin at the start of each calendar year, relative to the total shareholder return of companies comprising the S&P Industrials index.

RETIREMENT PLANS

    The following table, for purposes of illustration, indicates the amounts of annual retirement income which would be payable in 1999 to the Named Executive Officers at normal retirement age 65. The calculation of retirement benefits under the plans generally is based upon average earnings (base salary only) for the highest five consecutive years of the ten years preceding retirement.

                               PENSION PLAN TABLE

                                                   YEARS OF SERVICE
                              ----------------------------------------------------------
  AVERAGE ANNUAL EARNINGS         15          20          25          30          35
----------------------------  ----------  ----------  ----------  ----------  ----------

          $150,000            $   31,415  $   41,887  $   52,359  $   62,831  $   73,303

          200,000                 42,665      56,887      71,109      85,331      99,553

          250,000                 53,915      71,887      89,859     107,831     125,803

          300,000                 65,165      86,887     108,609     130,331     152,053

          350,000                 76,415     101,887     127,359     152,831     178,303

          400,000                 87,665     116,887     146,109     175,331     204,553

          450,000                 98,915     131,887     164,859     197,831     230,803

          500,000                110,165     146,887     183,609     220,331     257,053

          550,000                121,415     161,887     202,359     242,831     283,303

    The Corporation's qualified salaried retirement plans provide defined benefits determined by base salary and years of service. The Corporation has also adopted a nonqualified supplemental executive retirement plan which provides benefits otherwise not payable under the qualified pension plan to the extent that the Internal Revenue Code limits the pension to which an executive would be entitled under the qualified pension plan. The benefit amounts shown in the above table reflect the amount payable as a straight life annuity and include amounts payable under the supplemental retirement plan. Messrs. Sissel, Hoover and Seabrook participate in a split-dollar life insurance plan, and supplemental retirement benefits cease thirty days following the termination of the Corporation's interest in the participant's split-dollar policy.

    Average Annual Earnings used under the pension formula to calculate benefits together with years of benefit service, as of December 31, 1998, for the Named Executive Officers are: George A. Sissel, $469,591 (28.33 years); R. David Hoover, $255,002 (28.54 years); George A. Matsik, $225,391 (22 years); Raymond
J. Seabrook, $177,678 (6.21 years); and David A. Westerlund, $155,679 (23.33 years) (offset by benefits received from a prior employer).

TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

    Since 1988, the Corporation has maintained a revocable, funded grantor trust, which, in the event a change in control of the Corporation occurs, would become irrevocable with funds thereunder to be available to apply to the Corporation's obligations under two of its deferred compensation plans. Those plans cover key employees, including the Named Executive Officers. Under the trust, "change in control" can occur by virtue, in general terms, of an acquisition by any person of 40 percent or more of the Corporation's voting shares; a merger in which shareholders of the Corporation before the merger own less than 60 percent of the Corporation's Common Stock after the merger; shareholder approval of a plan to sell or dispose of substantially all of the assets of the Corporation; a change of a majority of the Corporation's Board of Directors within a 12-month period unless approved by two-thirds of the directors in office at the beginning of such period; a threatened change in control, deemed to exist if there is an agreement or public announcement of a change in control; and by the adoption by the Board of Directors of a resolution to the effect that a change in control has occurred for purposes of the trust. The trust was funded as of December 31, 1998, with the net equity of company-owned life insurance policies on the lives of various employees, including participants in the plans and with a Letter of Credit that ensures that the trust will be fully funded in the event of a change in control. Approximately $17.3 million of net equity under the policies would be available currently to cover the approximately $50 million of current deferred compensation account balances of the beneficiaries of the trust. In the event of a change in control, up to an additional $35 million would be available under the trust pursuant to the Letter of Credit. If the funds set aside in the trust would be insufficient to pay amounts due the beneficiaries, then the Corporation would remain obligated to pay those amounts. In the event of the insolvency of the Corporation, the funds in the trust would be available to satisfy the claims of the creditors of the Corporation. The trust was not established in response to any effort to acquire control of the Corporation, and the Board is not aware of any such effort.

    The Corporation has change-in-control severance agreements with certain key employees, including the Named Executive Officers. The agreements are effective on a year-to-year basis and would provide severance benefits in the event of both a change in control of the Corporation and an actual or constructive termination of employment within two years after a change in control. Under the agreements, a "change in control" can occur by virtue, in general terms, of an acquisition by any person of 30 percent or more of the Corporation's voting shares; a merger in which the shareholders of the Corporation before the merger own 50 percent or less of the Corporation's voting shares after the merger; shareholder approval of a plan of liquidation or to sell or dispose of substantially all of the assets of the Corporation; and if, during any two-year period, directors at the beginning of the period fail to constitute a majority of the Board of Directors. "Actual termination" is any termination other than by death or disability, by the Corporation for cause, or by the executive other than for constructive termination. "Constructive termination" means, in general terms, any significant reduction in duties, compensation or benefits or change of office location from those in effect immediately prior to the change in control, unless agreed to by the executive. The severance benefits payable, in addition to base salary and incentive compensation accrued through the date of termination, shall include two times current annual base salary and target incentive compensation, the bargain element value of then outstanding stock options, the present value of the amount by which pension payments would have been larger had the executive accumulated two additional years of benefit service; two years of life, disability, accident and health benefits; outplacement services; and legal fees and expenses reasonably incurred in enforcing the agreements. In the event such benefits, together with other benefits paid because of a change in control, would be subject to the excise tax imposed under Section 280G of the Internal Revenue Code, the Corporation would reimburse the executive for such excise taxes paid, together with taxes incurred as a result of such reimbursement. The agreements were not entered into in response to any effort to acquire control of the Corporation, and the Board is not aware of any such effort.

    The Corporation has severance benefit agreements with certain key employees, including the Named Executive Officers. Notice has been given that these agreements will terminate on May 1, 2000, pursuant to their terms. The agreements provide severance benefits in the event of an actual or constructive termination of employment. "Actual termination" is any termination other than by death or disability, by the Corporation for cause, or by the executive other than for constructive termination. "Constructive termination" means, in general terms, any significant reduction in compensation or benefits, unless agreed to by the executive. The severance benefits payable, in addition to base salary and incentive compensation accrued through the date of termination, shall include two times current annual salary and target incentive compensation; the present value of the amount by which pension payments would have been larger had the executive accumulated two additional years of benefit service; two years of life, disability, accident and health benefits; outplacement services; and legal fees and expenses reasonably incurred in enforcing the agreements. Upon the occurrence of a change in control as defined in the change-in-control severance agreements, the executive is entitled to the greater of each of the benefits provided in this agreement and each of the benefits provided in the change-in-control severance agreement, including reimbursement thereunder resulting from excise taxes which may be incurred as a result of such payments. The Corporation's current intention is to replace the severance benefit agreements at the time of their termination with similar agreements which provide severance and other benefits based on one year's annual salary and target incentive rather than the current two-year benefit.

DIRECTORS' COMPENSATION

    Directors who are not employees of the Corporation receive as compensation a total target annual retainer composed of a $22,000 annual fixed retainer, plus an annual incentive retainer based upon the Corporation's actual operating performance for each fiscal (calendar) year. The annual incentive retainer is calculated in accordance with the Corporation's performance-based Incentive Compensation Plan at a rate of 40 percent of the directors' annual fixed retainer. Both annual retainers are paid 50 percent in cash and 50 percent in Restricted Stock. The restrictions will lapse upon the director ceasing to serve as a director, for any reason other than voluntary resignation, in which case the restrictions will not lapse and the director will forfeit the shares. For federal income tax purposes, the value of the shares will be taxable to the recipient as compensation income in an amount equal to the fair market value of the Corporation's Common Stock on the date the restrictions lapse.

    Nonemployee directors receive a fee of $1,000 for attending each Board meeting; a fee of $750 for attending one or more committee meetings held on any one day; a fee of $250 per month for serving as chairman of a Board committee; and a per diem allowance of $500 for special assignments. In addition, nonemployee members of the Executive Committee receive a fee of $1,000 for attending each committee meeting. Directors who are also employees of the Corporation receive no additional compensation for their service on the Board or on any Board committee.

    The Retirement Plan for Nonemployee Directors of Ball Corporation was terminated on April 23, 1997. Directors received the number of restricted shares equal to the value of the amount each director would have been entitled to receive had his account been vested in the Plan. The restrictions will lapse upon the director ceasing to serve as a director, for any reason other than voluntary resignation, in which case the restrictions will not lapse and the director will forfeit the shares.

    Under the Ball Corporation 1986 Deferred Compensation Plan for Directors, nonemployee directors may elect to defer the payment of all or a portion of their directors' fees, including the annual retainer and the board and committee meeting fees. Interest is credited annually to the accounts at a rate equal to the annual average composite yield on Moody's Seasonal Corporate Bond Yield Index plus 5 percent. The fees, together with credited interest, may be deferred until no later than the year following the year of retirement as a director and may be distributed over a period not to exceed 15 years, both as selected by the director. In order to provide for its liabilities under the Plan, the Corporation purchased insurance on lives of participating directors.

    The 1991 Restricted Stock Plan for Nonemployee Directors of Ball Corporation authorizes the award of Common Stock of the Corporation to directors who, at the time of grant, are not employees of the Corporation or any of its subsidiaries. Messrs. Bracken and Lehman received 1,000-share awards each upon reelection as directors on April 22, 1998. All participants will receive additional 1,000-share awards each upon reelection for three-year terms. Newly eligible participants will receive 1,000-share awards each when they are elected or appointed for initial terms and upon reelection for three-year terms. The restrictions against disposal of the shares will lapse upon the termination of the director's service to the Corporation as a director, for whatever reason other than voluntary resignation, in which case the restriction will not lapse and the director will forfeit the shares. For federal income tax purposes, the value of the shares will be taxable to the recipient as compensation income in an amount equal to the fair market value of the Common Stock on the date the restrictions lapse.

    Effective July 22, 1998, each nonemployee director was granted options to purchase 10,000 Non-Qualified Stock Option shares of Ball Corporation Common Stock at $44.3125 per share, which was 100 percent of the fair market value on that date. The stock options will become exercisable beginning one year after grant in 25 percent increments and will expire on July 22, 2008. All outstanding shares not previously vested will become fully vested for exercise upon attainment of age 70. Upon retirement, a director may, within a two-year period, exercise his stock option to the extent he is entitled to exercise it at the date of retirement.

REPORT OF THE HUMAN RESOURCES COMMITTEE ON EXECUTIVE COMPENSATION

OVERALL POLICY

    The Human Resources Committee (the "Committee") of the Board of Directors oversees the administration of executive compensation programs and determines the compensation of the executive officers of Ball Corporation. The Committee is composed solely of independent, nonemployee directors and employs a compensation consulting firm to advise and provide input in the course of its deliberations.

    Target total compensation of executive officers of the Corporation, including the Chief Executive Officer, is determined after reviewing the executive's performance and the pay of similarly situated executives at other manufacturing firms of similar size (based upon total employment and sales). The external comparison is based upon the results of an annual report prepared by the corporate compensation department and reviewed with the compensation consulting firm employed by the Board of Directors. This report gathers information from compensation surveys that report on executive level positions at other manufacturing firms of similar size.

ANNUAL COMPENSATION

    The Committee generally establishes target total annual compensation, defined as the sum of base salary and incentive compensation at target, for each of the Corporation's executive officers at approximately the 50th percentile of what comparable companies are paying. The target total annual compensation level for each executive, other than the Chief Executive Officer, is determined based on recommendation from the Chief Executive Officer, together with the Committee's consideration of the executive's responsibilities, individual performance and the performance of the executive's area of responsibility. The Chief Executive Officer's target total annual compensation is similarly determined in relation to the market's 50th percentile, the Committee's assessment of individual performance and the financial performance of the Corporation. For the purpose of determination of target total annual compensation, the evaluation of each executive's performance, including the Chief Executive Officer, is largely subjective and no specific weighting is assigned to any particular factor.

    After the Committee has established the appropriate target total annual compensation for an executive, base salary is determined by dividing target total annual compensation by the sum of one plus the executive's incentive com-pensation participation rate. When target performance, as defined in the Annual Incentive Compensation Plan (the "Annual IC Plan") discussed below, is attained, the executive will be paid a total annual compensation which equals that established by the Committee as appropriate for his performance and when compared to similarly situated executives at other companies. Incentive compensation participation rates for executives, including the Chief Executive Officer, are set by organizational level; for example, the Chief Executive Officer participates at one rate, senior executive officers participate at another rate, while other officers participate at lower rates and other key employees at lower rates yet. The Committee intends that a larger percentage of an executive's target total annual compensation be at risk, when compared with compensation survey data. Such data is analyzed to determine the levels of incentive participation and target total compensation. If the survey data indicates a target incentive compensation rate of 55 to 60 percent, for example, Ball Corporation could be expected to use a rate of 65 percent, thereby causing target total annual compensation to be composed of a lower base salary and a higher at-risk incentive compensation.

    Base salary is referred to as "salary" in the Summary Compensation Table and incentive compensation actually earned by an executive officer is reported under the heading "Bonus." Actual incentive compensation earned is driven by the economic value added targets approved by the Committee at the beginning of the year. The Annual IC Plan targets are calculated taking into account historical performance, the company's cost of capital and the capital investment of each business unit. The resulting targets are set at levels requiring improvement in economic value added each year. The Annual IC Plan design applies to all officers and other key employees.

    The Annual IC Plan awards incentive compensation to executives based upon actual performance of the Corporation, or in certain cases the actual performance of the profit center for which the executive is responsible, in achieving improvements in economic value added relative to the established targets. Improvement in economic value added occurs when the ratio of net operating profit after tax to capital employed in the business increases over time. It establishes a direct link between incentive compensation and return earned on capital relative to a specified target return. Economic value added was selected as the measure for the Corporation's Annual IC Plan because it has been demonstrated that it correlates closely management's incentive with shareholder total return.

    If actual performance for the year is higher than the target performance level, then the actual incentive compensation for such year will be higher than target. Whenever actual performance falls below the target performance level, the executive will receive incentive compensation less than target. If performance falls below the minimum acceptable level established in the Annual IC Plan, then no incentive compensation will be earned, and the executive's annual compensation will consist only of base salary for the year. The Committee intends that an executive's target incentive compensation should be a significant portion of his target total compensation. In the case of the Named Executive Officers, the portion of target total annual compensation represented by target incentive compensation ranges from approximately 35 to approximately 45 percent. It is not intended or perceived as a "bonus" but rather as the component of total compensation which is "at risk" as an incentive, dependent on operating performance. For the year ended December 31, 1997, actual incentive compensation for the Named Executive Officers was above target for each named executive, reflecting above-target performance. The incentive compensation levels for 1998 reflect the above-target performance of the Corporation as a whole and for the packaging operations. The aerospace and technologies operations continued to perform above target levels in 1998. Incentive compensation for Messrs. Sissel, Hoover, Seabrook and Westerlund was based entirely on the performance of the Corporation as a whole, while Mr. Matsik's incentive compensation was based 80 percent on the performance of his area of profit responsibility and 20 percent on the performance of the Corporation as a whole.

LONG-TERM INCENTIVE PROGRAM

    The Corporation's long-term incentive program consists of two types of plans, the calculation of which is targeted at the 50th percentile of market, both based upon the performance of Ball Corporation's Common Stock. The first type comprises broad-based employee stock option plans designed to encourage employee stock ownership and to recognize and reward employees for their levels of responsibility in building shareholder value. Grants of stock options to employees, including executive officers, are generally made by the Committee after considering the recommendation of the Chief Executive Officer, based primarily on the level of the employee's position within the Corporation, taking into account the number of outstanding and previously granted options. Stock options granted to the Chief Executive Officer are determined by the Committee in relation to grant levels of other executive officers within the Corporation and a subjective evaluation of his past and expected performance as well as the number of outstanding and previously granted options. As the stock option plans are long term in nature, grants are determined independently of the shorter-term Annual IC Plan.

    The second part of the Corporation's long-term incentive program is the Long-Term Cash Incentive Plan. This plan is limited in its participation to selected key executives, including the Named Executive Officers, who contribute materially to the success of Ball Corporation and its subsidiaries through their leadership skills, vision and dedication. The plan provides cash and Restricted Stock awards on the basis of Ball's total shareholder return performance; i.e., stock price appreciation plus dividends, over three-year performance cycles which begin at the start of each calendar year, relative to the total shareholder return of companies comprising the S&P Industrials Index. The performance requirements for the cycle ending December 31, 1998, however, were based on total shareholder return in relation to the base year of 1996. Named Executive Officers whose Ball Corporation stock holdings are below established guidelines receive one-half of their award in Ball Corporation Restricted Stock.

    With the acquisition of the assets of the can division of Reynolds Metals Company, the Corporation implemented an acquisition-related, special incentive for senior executives, including the Named Executive Officers. This incentive is designed to incentivize senior management further to deliver significant return to Ball's shareholders in the form of stock price appreciation resulting from the successful integration of the acquired assets and the achievement of the synergies related to the combined metal beverage operations. Participants received a grant of Restricted Stock and a grant of stock options on September 23, 1998. The Restricted Stock restrictions are designed to lapse in increments, based on achievement of performance goals related to the successful integration of the acquired assets and achievement of synergies within the metal beverage operations during the period October 1, 1998, through December 31, 2001. If the restrictions do not lapse in such increments, they will not lapse until September 23, 2005. The stock options are designed to become exercisable in increments, after the Ball stock price has closed at preestablished prices for ten consecutive trading days on the New York Stock Exchange Composite listing. If the stock options do not become exercisable based upon the attainment of such closing prices, they will not become exercisable until September 23, 2003. It is anticipated that these stock option grants are in lieu of regular stock option grants to participants for the years 1999, 2000 and 2001.

    Section 162(m) of the Internal Revenue Code of 1986, as amended, generally provides that publicly held corporations may not deduct in any one taxable year certain compensation in excess of $1 million paid to the Chief Executive Officer and the next four most highly compensated executive officers. One of the primary responsibilities of the Committee is to provide a compensation program that will attract, retain and reward executive talent necessary to maximize shareholder return. Nevertheless, to the extent that any cash compensation for any Named Executive Officer otherwise deductible for a particular tax year would not be deductible in that year because of the limitations of Section 162(m), such compensation will be deferred until retirement.

    The foregoing report has been furnished by the following directors and members of the Human Resources Committee:

                                         Howard M. Dean, Chairman
       John T. Hackett
       John F. Lehman
       William P. Stiritz

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

    Set forth below is a line graph comparing the yearly percentage change in Ball Corporation's cumulative total shareholder return on its Common Stock with the cumulative total return of the S&P Composite 500 Stock Index and The Dow Jones Containers & Packaging Index for the five-year period ending December 31, 1998.

 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG BALL CORPORATION COMMON, THE S&P COMPOSITE 500 STOCK INDEX AND THE DOW JONES CONTAINERS & PACKAGING INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           BALL CORPORATION   S&P 500   DOW JONES: CONTAINERS & PACKAGING
1993                   $100       $100                               $100
1994                   $106       $101                               $101
1995                    $96       $139                               $109
1996                    $92       $171                               $138
1997                   $127       $229                               $157
1998                   $167       $294                               $137

    Notes: Assumes $100 invested on December 31, 1993.
        Total return assumes reinvestment of dividends.
        The Dow Jones Containers & Packaging Index total return weighted by market capitalization.

    The Dow Jones Containers & Packaging Index reflects Ball Corporation's performance against packaging businesses, the Corporation's principal industry group, and provides an appropriate indicator of cumulative total shareholder returns. Companies included in the Dow Jones Containers & Packaging Index, in addition to Ball Corporation, are: Bemis Company, Inc.; Crown Cork & Seal Company, Inc.; Owens-Illinois, Inc.; Sealed Air Corp.; Sonoco Products Company; and Temple-Inland, Inc.

          RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS AND CERTAIN
                  OTHER RELATIONSHIPS AND RELATED TRANSACTIONS

    During 1998, PricewaterhouseCoopers LLP rendered audit and non-audit services to the Corporation. Audit services included examinations of the consolidated financial statements and statutory financial statements required to be filed; reviews of quarterly financial data and filings with the Securities and Exchange Commission; and consultations relating to the application of generally accepted accounting principles to transactions into which the Corporation has entered. Non-audit services included advice and consultations relating to acquisitions and dispositions then being considered by the Corporation. It is the policy of the Audit Committee of the Board of Directors to approve in advance the engagement of PricewaterhouseCoopers LLP for all audit and, except for minor assignments, non-audit services. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting of Shareholders and to be available to respond to appropriate questions and to make a statement if they so desire.

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors recommends that the shareholders vote for ratification of the appointment of PricewaterhouseCoopers LLP as independent public accountants for 1999. If the appointment of PricewaterhouseCoopers LLP is not ratified by the shareholders, the Audit Committee will select another firm of independent public accountants for 1999.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation's directors and executive officers to file reports of ownership and changes in ownership of Ball Corporation stock with the Securities and Exchange Commission and the New York Stock Exchange. Based on its records and other information, Ball Corporation believes that during 1998 its directors and executive officers complied with all Section 16 filing requirements, with the exception of one Form 4 which was filed late for Donald C. Lewis, an executive officer, covering a stock option exercise.

                         SOLICITATION AND OTHER MATTERS

    The cost of soliciting proxies will be paid by the Corporation. In addition to solicitations by mail, some directors, officers and regular employees of the Corporation, without extra remuneration, may conduct solicitations by telephone, facsimile and personal interviews. The Corporation will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material and annual reports to the beneficial owners of Common Stock. In addition, the Corporation has engaged Beacon Hill Partners, Inc., to assist it in the solicitation of proxies, for a fee of approximately $3,000, plus out-of-pocket expenses.

    As of the date of this Proxy Statement, the Board of Directors of the Corporation has no knowledge of any matters to be presented for consideration at the meeting other than those referred to above. However, persons named in the accompanying form of proxy shall have authority to vote such proxy as to any other matters which do properly come before the meeting and as to matters incidental to the conduct of the meeting, according to their discretion.

                                          By Order of the Board of Directors
                                                Elizabeth A. Overmyer
                                                CORPORATE SECRETARY

March 15, 1999
Broomfield, Colorado

                                     [LOGO]

                                BALL CORPORATION

                              10 LONGS PEAK DRIVE
                        BROOMFIELD, COLORADO 80021-2510

                                     [LOGO]

PROXY


BALL CORPORATION                                 PROXY/VOTING INSTRUCTION CARD
10 LONGS PEAK DRIVE, BROOMFIELD, COLORADO 80021-2510
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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL
MEETING ON APRIL 28, 1999.

The undersigned hereby appoints Frank A. Bracken, R. David Hoover and
George A. Sissel and each or any of them as Proxies, with full power of substitution, to vote all shares of Ball Corporation Common Stock entitled to be voted by the undersigned for the election of directors and on Proposal 2 referred to on the reverse side of this Proxy Card and described in the Proxy Statement, and on any other business as properly may come before the Annual Meeting of Shareholders on Wednesday, April 28, 1999, or any adjournment thereof.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.

Election of three directors for three-year terms.  Nominees are:

Ruel C. Mercure, Jr., William P. Stiritz and Stuart A. Taylor II

You are encouraged to specify your votes by marking the appropriate boxes on the reverse side.

PLEASE SIGN AND DATE ON THE REVERSE SIDE AND MAIL PROMPTLY IN THE ENCLOSED ENVELOPE.

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                         -- FOLD AND DETACH HERE --

/X/  PLEASE MARK YOUR                                                      3101
     VOTE AS IN THIS
     EXAMPLE.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2.

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS AND FOR
PROPOSAL 2.
-------------------------------------------------------------------------------

                    FOR    WITHHOLD AUTHORITY FOR ALL NOMINEES
1. Election of      /  /               /  /
   Directors
   (see reverse)

   To withhold authority to vote for any specific nominee(s), mark the "FOR" box and write the name of each such nominee for whom you are withholding authority to vote on the line provided below.

                                                        FOR    AGAINST  ABSTAIN
2. Proposal to ratify the appointment of                /  /     /  /    /  /
   PricewaterhouseCoopers LLP as the independent public accountants of the Corporation.

3. At their discretion, the proxies are authorized to vote upon such other business as properly may come before the meeting or any adjournment thereof.

Please sign exactly as name appears at left. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


----------------------------------------------------

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SIGNATURE(S)                              DATE


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